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                                                                    EXHIBIT 10.6



                                     FORM OF

                                COAL MINING LEASE

                                     between



                                    ACIN LLC


                                     Lessor


                                      and


                                ARK LAND COMPANY


                                     Lessee
















                                      Dated


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                  THIS COAL MINING LEASE is made effective the __ day of
_______, 200_, by and between ACIN, LLC, a Delaware limited liability company, having a mailing address at P.O. Box 2827, Suite 300, 1035 Third Avenue, Huntington, WV 25727-2827, hereinafter referred to as "Lessor," and Ark Land Company, a Delaware corporation, having a mailing address at CityPlace One, Suite 300, St. Louis, MO 63141.

                               W I T N E S S E T H

SECTION 1. LEASE FOR COAL MINING PURPOSES.

                  In consideration of the terms, conditions, and stipulations set forth to be performed and observed by Lessee, Lessor, acting on its own behalf and with the intention of exercising any right, option or power held by it on behalf of any other person or entity, does hereby demise, lease and let to Lessee, for any purpose deemed prudent by Lessee, including, without limitation, for the purpose of mining by all mining methods now known or hereafter developed, excavating, processing, transporting and marketing all of the coal contained therein, over, under, upon and through all of the real property described and depicted on the Map Exhibit A attached hereto, together with all appurtenant property rights (herein referred to as the "Leased Premises"), which were a part of the property and property rights conveyed by Lessee to Lessor pursuant to Deeds ("Deed") dated ____________, ______, and recorded at Deed
Book _______, Page ______, in the [County, State] Clerk's office and dated ____________, ______, and recorded at Deed Book ______, Page ______, in the
[County, State] Office. To the extent of the Leased Premises, it is the express intent of Lessor and Lessee by this Lease to lease unto Lessee the same property and property rights as were conveyed by Lessee to Lessor in the Deed.

                  Without in any way limiting the extent of the property and property rights constituting the Leased Premises, and leased to Lessee hereunder, Lessor does further grant unto Lessee as appurtenant to the forgoing grant, and during the continuance of this Lease, all the


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mining rights, easements and privileges of every kind and nature which are owned or controlled by Lessor, and which are necessary, convenient or useful in the mining, excavating, processing, transporting or marketing of any of the coal contained in the Leased Premises, including, without limitation the free and uninterrupted right: (i) of ingress, egress and regress in, on, to, over, upon, and through the surface of the Leased Premises for the purpose of fully exercising and enjoying any and all property and rights and privileges hereby granted; (ii) to erect buildings, houses, machinery, plants and other structures or improvements, and to construct, lay and maintain tracks, roadways, air shafts, power lines, substations, drains, pipes and other apparatus, on, over, upon and under the surface of the Leased Premises, and to use the same for the mining, processing and transportation of coal, men and other materials and mining supplies to and from the Leased Premises; (iii) to deposit on the surface of the Leased Premises any and all slate, coal refuse, slurry, water, overburden and other materials resulting from or produced in connection with the mining or processing of the leased coal or coal mined and produced from any other property; and (iv) to break, crack, subside, remove subjacent and lateral support from, and otherwise damage or destroy the strata overlying any of the leased coal, the surface of the Leased Premises, and any and all buildings, structures or other improvements thereon or therein. In connection with the exercise of the foregoing rights, interests and estates, to the extent they are owned or controlled Lessor and granted herein, Lessee and its successors and assigns are hereby fully and unconditionally released from any and all liability to Lessor for any injury or damage to, or destruction of any of the strata overlying any of the leased coal; the surface of the Leased Premises; any and all buildings, structures or other improvements that may now or hereafter be erected therein or thereon; any springs, wells, water or water courses therein or thereon, and; any other thing placed or naturally occurring therein or thereon.


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SECTION 2. TERM.

                  The term of this Lease shall be for a period of [ ] years from the date set forth in the preamble paragraph hereto (the "Initial Term"), and shall automatically extend on a year-to-year basis thereafter until (i) Lessee shall give Lessor written notice no less than ninety (90) days prior to the end of the Initial Term or any then current extended term that it wishes not to extend the term again; or (ii) all of the mineable and merchantable coal, as determined by Lessee in its sole and unfettered discretion, has been mined from the Leased Premises, whichever shall first occur.

                  If, after the Initial Term, Lessee has determined in its sole and unfettered discretion that all the mineable and merchantable coal underlying the Leased Premises has been mined pursuant to the provisions of this Lease, Lessee shall thereafter have the sole right and option to extend the term of this Lease on a year-to-year basis as to all or any portion of the Leased Premises by providing Lessor a written notice no less than thirty (30) days prior to the end of any year, identifying the portion or portions of the Leased Premises as to which Lessee desires to extend the term of the Lease. In the event Lessee exercises its right and option to extend the Lease as to any portion of the Leased Premises, Lessee shall pay to Lessor, at the address set
forth in Section 10, below, an amount equal to $     per year for each acre of
the Leased Premises as to which Lessee has extended the term of the Lease, and its obligation to pay Lessor any other amounts hereunder (including, without limitation, Minimum Annual Royalty Payments as set forth in Section 3, below), shall cease. Lessee shall, however, continue to reimburse Lessor the full amount of taxes, levies and assessments paid by Lessor on the portion of the Leased Premises for which Lessee has extended the Lease, which reimbursement shall be in accordance with the provisions set forth in Section 4 hereof.


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                  Notwithstanding anything to the contrary contained herein, in the event this Lease expires or is cancelled or terminated for any reason whatsoever prior to the completion of any remediation or reclamation required under any bond, permit, license or authorization issued to Lessee or its affiliates or sublessees, in connection with its operations hereunder, Lessor shall provide Lessee (at no cost to Lessee) a free and uninterrupted right to utilize the Leased Premises and any and all rights, easements and privileges owned or controlled by the Lessor which are necessary or convenient for performing such remediation or reclamation, until such time as the same is completed, and its bond released. Lessee shall remain responsible for complying with applicable laws and regulations relating to such remediation and reclamation activities and the indemnification provision of Section 5 hereof shall apply to such activities.

SECTION 3. ROYALTIES.

                  Lessee shall pay to Lessor, at P.O. Box 2827, Suite 300, 1035 Third Avenue, Huntington, WV 25727-2827, or at such other places as Lessor may from time to time designate in writing, during the term of this Lease, a tonnage
royalty (a) on surface-mined coal in the amount of the greater of $     or    %
of the gross selling price and (b) on deep-mined coal in the amount of the
greater of $    or    % of the gross selling price for each ton of coal mined
and sold from the Leased Premises during each calendar month of the term hereof, to be received by Lessor within twenty (20) days from the end of the month to which payment applies (the "Tonnage Royalty").

                  The term "ton" referred to herein shall mean 2,000 pounds.

                  Subject to the qualification hereinafter stated in this paragraph, "gross selling price" of coal shall, for all purposes under this Lease, be the amount received, either directly or indirectly by the vendor or vendors thereof, whether or not the Lessee is the vendor, upon sale


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thereof after preparation, tippling and/or loading, regardless of who owns or operates such facilities, to the ultimate consumer f.o.b. railroad cars, trucks, barges or other transport at the final loading point on the Leased Premises, without any deduction for selling expense or sale commission. If any party to any sale or other disposition of the coal shall have any direct or indirect financial interest in any other party to such transaction, the price charged to the ultimate consumer of the coal involved in such transaction, less such deductions therefrom as Lessor may from time to time approve in writing, shall be taken and treated as the amount received therefor. It is this Section's intent that the gross selling price be the price received by Lessee, its affiliates or any direct or indirect financially related company, in the last arm's length transaction through the final sale to the ultimate consumer. If Lessee, any affiliated company of the Lessee, or the preparer or tippler of the coal shall consume any coal from the Leased Premises without sale, the price of the coal consumed shall be considered equal to the then current market price of
(1) other coal consumed by the ultimate consumer, if known, or (2) other coal from the Leased Premises which is then being sold to unaffiliated customers, or
(3) if there are no unaffiliated customers, the then current market price of comparable coal in the open market.

                  Lessee shall furnish to Lessor on or before the 20th day of each calendar month the railroad and truck scale weights showing the quantity of coal shipped from the Leased Premises and weights of coal, if any, consumed on the Leased Premises or at the preparation plant or tipple during the preceding calendar month. Lessee shall keep accurate and correct books of account showing all coal mined, and all coal consumed or disposed of on, transported, or shipped from the Leased Premises, together with the correct weights and gross selling price thereof, to which books and records Lessor shall at all reasonable times have access for verification of statements to be furnished by Lessee. Lessor, for like purposes is hereby


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authorized to demand and require of any railroad company or other agents transporting coal from the Leased Premises, inspection of its books and records, showing the weight and quantity of such coal and pertinent information in relation thereto. Said carriers and other agents are hereby authorized and requested by Lessee to show Lessor, or its agents, all such books and records and to furnish all such information when requested.

                  In mining coal from the Leased Premises, it may become necessary to load the same over a tipple or tipples over which other coal is loaded, thereby mixing the coal from the Leased Premises with other coal. In the event any such commingling becomes necessary, Lessee shall prepare and provide Lessor a description of the manner in which Lessee shall track and account for the source of all coal which is commingled. Promptly upon receipt of said description, Lessor shall provide Lessee with any comments or suggestions with respect to Lessee's plan, provided however, Lessor shall not unreasonably withhold approval for any plan which keeps a strict account of the tonnage of coal from the Leased Premises as well as a strict account of the tonnage of other coal being loaded over the same tipple or tipples.

                  In the event coal from the Leased Premises is commingled, then the gross selling price, as set forth in this Section 3 hereof shall be the average sales price for all coal with which coal from the Leased Premises is commingled, to the end that unless the coal from the Leased Premises is mined, transported, processed, stored and sold separately from all other coals, then the gross selling price shall be the average gross selling price for all coal sold from the Lessee's facility with which coal from the Leased Premises is commingled.

                  It is the intent of this Lease to allow monthly Tonnage Royalty payments to be paid on either a sales or a production basis; however, all coal produced from the Leased Premises shall be reconciled to total sales along with any foreign coal that is commingled with coal from


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the Leased Premises. This reconciliation shall be done monthly for coal reported and Tonnage Royalty paid on a sales basis, and not less than annually for coal reported and Tonnage Royalty paid on a production basis. The portion of total sales upon which Tonnage Royalty shall be paid hereunder will be prorated based on the percentage of total sales from the Leased Premises since the last reconciliation, and appropriate adjustments, if any, shall be made (plus or minus) at that time. There will be no other adjustments to sales tons or methods used to reconcile Lessor's Tonnage Royalty payments unless expressly agreed to in writing by the parties.

                  In addition to the foregoing Tonnage Royalty, Lessee shall pay to Lessor a Minimum Annual Royalty, as shown below. The Minimum Annual Royalty shall be paid in advance in equal quarterly installments beginning on the date of execution hereof and thereafter on the 1st day of January, April, July and October of each Lease Year during the term hereof. Each quarterly payment shall hereinafter be referred to as a "Quarterly Payment".

                  The Minimum Annual Royalty shall be as follows:

                  LEASE YEAR                                          AMOUNT
                  ----------                                          ------
                  __/__/02 - __/__/03                               $
                  __/__/03 - __/__/04                               $
                  __/__/04 - __/__/05                               $
                  __/__/05 - __/__/06                               $
                  __/__/06 - __/__/07                               $
                  __/__/07 - __/__/08                               $
                  __/__/08 - __/__/09                               $
                  __/__/09 - __/__/10                               $
                  __/__/10 - __/__/11                               $
                  __/__/11 - __/__/12                               $
                  For each Lease Year beyond the Initial Term       $


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                  Lessee may recoup a Quarterly Payment at any time after
payment during [     ], from any Tonnage Royalty Payments due after the payment date of the Quarterly Payment, subject to the following procedures: At such time, during any Lease Year, that the total payments made by Lessee from the Tonnage Royalty together with the Quarterly Payments actually paid by Lessee reach the amount of the Minimum Annual Royalty for that Lease Year, then (1) no further Quarterly Payments shall be due during that Lease Year and (2) Lessee may, to the extent there are unrecouped Quarterly Payments, mine additional coal during that Lease Year free of the obligation to pay Tonnage Royalty until the Tonnage Royalty which would otherwise be applicable to such additional coal equals any remaining unrecouped Quarterly Payments from prior years. The parties hereto acknowledge and agree that from time to time, in order to reach the amount of the Minimum Annual Royalty, only a partial Quarterly Payment may be due in an amount equal to the difference between the sums actually paid and the Minimum Annual Royalty.

SECTION 4. TAXES AND INSURANCE.

                  Lessor will, in the first instance, pay all the taxes, levies and assessments on or in respect of Lessor's ownership of the property interests leased hereunder, and during the continuance of this Lease Lessee shall reimburse Lessor the full amount of such taxes, levies, and assessments, beginning with those covering the calendar year in which this Lease is effective, promptly upon receipt of Lessor's statement therefor, such amounts to constitute and be treated as additional rental hereunder. Lessee shall promptly pay at the several times they become due and payable all taxes levied or assessed against Lessee upon coal mined from or


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products manufactured from coal upon the Leased Premises. Lessee shall also pay any and all taxes due to the state and/or its subdivision for severing, removing, processing, or preparing of said coal, except for taxes on gross or net income of Lessor on receipt of royalties.

                  Lessee may at any time during the continuance of this Lease, at its own cost and expense, and after reasonable notice to Lessor of its intention so to do, contest any of the taxes, levies, or assessments to be borne by Lessee as above provided. In the event of any such contest, Lessee is authorized to proceed in the name of Lessor with respect to the reversionary interest of Lessor in the Leased Premises, but Lessee shall indemnify Lessor against any costs, penalties, expenses, or interest charges actually incurred by Lessor as a result of any such contest.

                  Lessee shall submit to Lessor, for its review, a copy of annual coal appraisal reports or returns prepared pursuant to laws or
regulations in the State of [      ] with respect to Lessor's ownership prior to
their filing with any governmental agency. It is understood and agreed that the taxes levied or assessed from such reports are based, in part, upon the permitting and/or production of Lessee and for that reason, Lessee's payments to Lessor as provided for in this Section shall continue and survive any termination or cancellation of this Lease until such time as said taxes levied or assessed are not based on said coal appraisal reports or returns.

                  Lessee further covenants and agrees to keep all buildings, plants, and improvements upon the Leased Premises, as well as those on the adjacent premises that are constructed for the processing, treatment or loading for shipment of coal mined from the Leased Premises, insured during the term of this Lease by responsible insurance companies in an aggregate sum of not less than the full amount of their insurable value. Lessee shall furnish to Lessor a certificate or certificates of such insurance issued upon the buildings, plants and improvements upon the Leased Premises.


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                  During the term of this Lease, Lessee shall carry, with a
limit of $1 million per person and $5 million per occurrence, coal mine liability and contractual liability insurance. Lessor shall be named as an additional insured and provided a certificate of insurance reflecting such coverage, which shall not be cancelable except after thirty (30) days' notice to Lessor. Such insurance shall be written on an "occurrence" basis unless the policy is available only on a "claims made" basis, in which case such "claims made" insurance coverage shall be maintained in effect for a period of at least five (5) years after the termination of this Lease, or until final release of Lessee's environmental reclamation bonds required by any regulatory authority, whichever shall last occur.

                  Lessee agrees that it shall comply with all of the terms and provisions of the black lung laws (defined below) and will secure the payment of black lung benefits (defined below) as hereinafter provided. "Black lung laws" mean the Black Lung Benefits Act, Title IV of the Federal Mine Safety and Health Act of 1977, 30 U.S.C. 901 et seq., and the Internal Revenue Code, 26 U.S.C. 1 et seq., Black Lung Benefits Reform Act of 1977 (P.L. 95-239), Black Lung Benefits Revenue Act of 1977 (P.L. 75-227), Black Lung Benefits Revenue Act of 1981 (P.L. 97-119), as now or hereafter amended, and all rules and regulations adopted pursuant thereto. "Black lung benefits" means any and all benefits payable pursuant to the black lung laws. Lessee acknowledges that, as between itself and Lessor, it is, and shall be deemed to be, the operator of any coal mine or coal preparation facility or facility used for the extraction, preparation or transportation of coal produced from the Leased Premises and of all related activities, including, but not limited to, coal mine construction or maintenance, engaged in by Lessee pursuant to the terms of this Lease with respect to any claim for black lung benefits filed by or on account of any of its employees or former employees. Lessee shall secure and shall


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require any other person or entity who operates, controls, or supervises a coal mine or coal preparation facility on the Leased Premises or performs services of construction, maintenance, transportation, or other activities related to coal mining or preparation under the terms of this Lease, or who otherwise may be liable for the payment of black lung benefits, to secure the payment of such black lung benefits to or on account of employees or former employees in accordance with the black lung laws and shall provide Lessor, upon request, with appropriate certification that each of them has provided security in compliance with all black lung laws for the payment of such black lung benefits. Without limiting the generality of Lessee's obligations to comply with all other provisions of this Lease, Lessee agrees that it will secure and guarantee the payment of all black lung benefits required to be paid under the black lung laws by reason of mining, construction, transportation, and related activities under this Lease.

                  Lessee further covenants and agrees that all employees of Lessee and/or any and all other persons performing work on the Leased Premises pursuant to the rights granted in this Lease will be fully covered by or insured at all times by Workers' Compensation, and to that end Lessee shall comply with all applicable Workers' Compensation laws, rules and regulations and shall make all necessary contributions and/or premium or other payments.

SECTION 5. METHOD OF OPERATION.

                  Lessee shall be solely responsible for complying with all present and future laws and governmental regulations, including environmental laws and regulations, impacting on or controlling mining and related operations on the Leased Premises, which responsibility shall survive termination of this Lease.

                  Notwithstanding Lessee's obligation to comply with all laws, rules, regulations and orders as set forth above, Lessor shall not declare a default hereunder solely as a result of


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one or more routine operational violations which Lessee cures or abates as promptly as practical. Lessee shall be solely responsible for treatment of any water discharge caused by its operations, if required by present or future law or regulation, which responsibility shall survive termination of this Lease.

                  Lessee agrees that it will work and mine the coal in accordance with general and detail maps and plans of mining and descriptions to be prepared by Lessee (hereinafter collectively called "Mine Plans") and will submit a copy of same to the Lessor. The said Mine Plans shall be submitted to the Lessor at least thirty (30) days prior to the commencement of any operation on the Leased Premises. Lessor shall provide Lessee any comments it has with respect to the Mine Plans within said thirty (30) day period; provided, however, and notwithstanding anything in this Lease to the contrary, nothing herein is intended to empower the Lessor to make any decisions, and Lessor hereby expressly waives and disclaims any right to make any decisions, with respect to the terms and conditions under which the coal leased hereunder is extracted or prepared, such as, but not limited to, the manner of extraction or preparation, or the amount of coal to be produced at any particular time, all of which shall be solely determined by Lessee. In addition to the submission of Mine Plans, beginning on December 31, 2002 and continuing on an annual basis thereafter, Lessee shall provide Lessor with copies of mine maps, in either paper or electronic form, showing proposed mine plans and projections.

                  Lessee may conduct its operations under this Lease through its contractors or agents, provided in any case Lessee shall be and remain liable to Lessor for all obligations of the Lessee under this authority. Lessee covenants and agrees to indemnify and save harmless Lessor, its partners (general and limited), officers, directors, agents, employees, successors and assigns from and against (a) any and all claims, demands, actions or causes of action by or on


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behalf of any person, firm, corporation or governmental body for damages, injuries, deaths, penalties, fines, assessments or otherwise caused by, arising out of, resulting from or as a consequence of, in whole or in part, (i) any acts or omissions of Lessee, its officers, directors, employees, sublessees, contractors, subcontractors, licensees, invitees, engineers, agents, successors, assigns or parent or affiliated corporations or (ii) the use and enjoyment of the Leased Premises pursuant to this Lease and (b) the reasonable costs, counsel fees, expenses and liabilities incurred in or about any such claim or action brought thereon, all of which costs, counsel fees, expenses and liabilities shall be reimbursed to Lessor by Lessee within thirty (30) days of notification from Lessor to Lessee that the same have been incurred.

                  Lessee shall employ a competent mining engineer, duly
registered in the State of [       ], whose duty it shall be to keep up the mine
surveys and make accurate maps thereof, which maps shall at all times be subject to the inspection of Lessor, or its duly authorized agents, and copies furnished to the engineer of Lessor on or before February 2 and August 1 of each year. Such maps shall show the location of the coal section numbers obtained by Lessor during mine inspections in a form convenient to Lessee and reasonably acceptable to the engineer of Lessor.

                  Upon request of Lessor, Lessee shall make available for Lessor's inspection and copying data derived from any and all coal exploration activities within the Leased Premises, including, without limitation, driller's logs, geophysical logs, coal laboratory analyses, and geological maps, together with any and all laboratory analyses made of coal mined from the Leased Premises.


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                  Upon request of Lessor, Lessee shall make available for
Lessor's inspection and copying any and all of Lessee's correspondence with government agencies or departments which pertain to the Leased Premises, or to operations undertaken or to be undertaken thereon.

                  Lessor, through its duly authorized agents, shall at all reasonable times have the right to enter Lessee's mines on the Leased Premises, inspect the same, and have surveys made thereof to determine if all the terms and conditions of this Lease are fully complied with, and for these purposes to use the means of access to said mines and the workings thereof, even if such access and workings are not on the Leased Premises, in such manner as not to interfere with the operation thereof.

SECTION 6. REMEDIES OF LESSOR.

                  All payments hereunder required to be made by Lessee to Lessor shall be deemed and considered as rent reserved upon contract, and all remedies
now or hereafter given by the laws of the State of [     ] for the collection of
rent are reserved to Lessor in respect of the sums so payable, and a lien is hereby reserved and imposed upon this Lease and the leasehold estate hereby created, to secure the payment of any and all such sums.

                  If default be made by Lessee in the payment of the rentals and royalties herein reserved, and such payment is not the subject of an arbitration proceeding initiated pursuant to Section 9 hereof, and such default shall continue for a twenty (20) day period after written notification thereof has been received by Lessee, or a material default in the performance of any of the other terms or conditions hereof required to be kept or performed by Lessee, and any such default shall continue for a period of thirty (30) days after written notification thereof has been received by Lessee, then in such event and as often as the same occurs, Lessor may, at its option, terminate this Lease without any further notice and re-enter upon and take possession of the


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Leased Premises and hold and possess the same as its absolute property free and clear of any claims of, by, or through Lessee, and pursue any and all other
remedies available under the laws of the State of [      ] for violation of any
covenant or condition hereof, and all such remedies shall be deemed cumulative and not exclusive. No action by Lessor pursuant to this Section 6 shall impair the Lessor's right (i) to rental and royalties due or accrued hereunder up to the time of termination and re-entry, or (ii) Minimum Annual Royalties for each of the [ ] years of the initial term of the Lease, but none shall accrue or be charged for any period thereafter.

                  Lessee agrees that if the interest of Lessee in the Leased Premises shall be sold on execution or judicial sale, or if bankruptcy proceedings be begun by Lessee, or if Lessee be adjudged a bankrupt, or it makes an assignment for the benefit of creditors, or a receiver be appointed for it or for the Leased Premises, or if an assignment occurs by operation of law, then, and in any such event, this Lease shall forthwith terminate and be forfeited and the Leased Premises and all improvements thereon shall forthwith become the property of Lessor, without compensation to Lessee, and without refund of any royalties paid hereunder.

SECTION 7. ASSIGNMENT OR SUBLETTING.

                  Lessee covenants and agrees that it will not sell, assign, mortgage, pledge or encumber except by sublease, (collectively "transfer") this Lease or any rights, interests or estates created by this Lease or all or any portion of the Leased Premises, either voluntarily or by operation of law without having first obtained the written consent of Lessor (which consent will not be unreasonably withheld), and in the case of an assignment, without first obtaining and presenting to Lessor a covenant of assumption by the assignee, wherein such assignee expressly agrees to and with Lessor to assume and be bound by all of the covenants, terms, conditions and provisions hereof to the same extent as if said assignee had been named as the original Lessee.


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                  Any such transfer shall not relieve Lessee from its
obligations to comply with all the covenants, terms, conditions and provisions of this Lease, unless otherwise agreed in writing by Lessor. In the event Lessor consents to any transfer, such consent shall not relieve Lessee and/or any transferee, assignee, etc., from securing Lessor's written consent to any further transfer, nor shall any such consent be construed as a consent to any further transfer or as a waiver of any portion of this Section or of Lessor's rights hereunder. Nothing contained herein shall be construed to prohibit subleasing of the Leased Premises or the Lessee's rights hereunder, or from the utilization of contract miners to mine coal from the Leased Premises; but in the event of any sublease or the use of contract miners to mine the leased coal, the Lessee shall nevertheless remain liable to the Lessor for the performance of all of the terms of this Lease.

                  Upon the occurrence of any transfer made without the prior written approval of Lessor, Lessor shall have the option to terminate this Lease by serving written notice of its election so to do.

SECTION 8. WAIVERS AND RELEASES, ETC.

                  No waiver, release, modification, or amendment of any of the terms, conditions, or provisions of this Lease shall be valid or set up or relied upon by Lessor or Lessee, or offered by either of said parties in any judicial proceeding, arbitration proceeding or otherwise, unless the same is in writing duly exercised by Lessor and Lessee. The failure to exercise any right upon nonperformance shall not be construed as a waiver of the right to insist on subsequent performance of the terms and conditions hereof.

SECTION 9. ARBITRATION.

                  In the event of a disagreement between the parties hereto as to any of the rights or obligations contained herein, except a disagreement about amounts claimed to be due or owing


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by one party to the other, such disagreement shall be submitted to three competent and disinterested arbitrators in the following manner. The party desiring such arbitration shall select its arbitrator and give written notice thereof to the other party, and shall in such notice state precisely the matter or matters which it proposes to bring before the arbitrators, and only the matters so stated shall be considered and decided by them. If the party receiving such notice shall fail to name an arbitrator within fifteen (15) days after notice as aforesaid has been given to it, the arbitrator named by the party giving such notice shall name and appoint an arbitrator for and in behalf of the party so in default, and the arbitrator so named and appointed shall have the same power and authority as if he had been appointed by such party. The arbitrators so chosen shall appoint a third arbitrator, and in the event they are unable to agree on such appointment, the appointment of the third arbitrator may be made by the Chief Judge of the District Court of the United States for the Eastern District of Kentucky on the application of either of the parties hereto. The three arbitrators shall immediately upon their selection hear and decide the question or questions submitted for arbitration and shall give to each of the parties hereto reasonable notice of the time and place of their meetings, and reasonable opportunity for the production of evidence. After hearing both parties, the arbitrators shall promptly make an award in writing upon the question or questions submitted and shall serve a copy of such award upon each party hereto. The award of such arbitrators, or a majority of them, shall be final and binding upon the parties hereto, and the said arbitrators or a majority of them, shall, in their award and as a part thereof, decide by whom and in what proportion the costs of such arbitration shall be borne and paid and the amount of such costs.

                  In the event of any disagreement between the parties hereto about amounts claimed to be due or owing by one party to the other (a "Monetary Dispute"), such Monetary


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

Dispute shall be submitted to a single neutral arbitrator in the following manner. The party wishing to submit the Monetary Dispute (the "Demanding Party") shall so notify the other party (the "Responding Party") in writing, and shall state in such notice the final amount it demands in full satisfaction of the amount claimed due. Within ten (10) days of receipt of such a written notice, the Responding Party shall either pay the Demanding Party's final demand in full, or shall submit in writing to the Demanding Party the final amount it is willing to pay in full satisfaction of the amount claimed due. Any amounts not disputed by the Responding Party shall be promptly paid. If no agreement is reached within ten (10) days of receipt by the Demanding Party of the Responding Party's final offer, the parties shall confer in an effort to select a single uninterested arbitrator, and in the event they are unable to agree on such appointment, the appointment shall be made by the American Arbitration Association in accordance with its Rules for Commercial Arbitration. Within ten
(10) days after the selection of the arbitrator, the parties shall simultaneously submit to the arbitrator their respective final demand and offer (which shall be the same final demand and final offer as were submitted prior to the selection of the arbitrator), together with such supporting documentation relating to the amount claimed due as each may consider relevant. The arbitrator, in his discretion, may request presentation of further written or oral evidence by the parties, but need not do so. As promptly as possible, but in no event more than ninety (90) days after the submission of the final demand, offer, and supporting documentation, the arbitrator shall issue an award determining the amount due. The arbitrator must select either the Demanding Party's final demand or the Responding Party's final offer as the amount due, and (with the exception of an award of costs as set forth below), has no authority to determine that any other amount is due. The decision of the arbitrator shall be final and binding upon the parties hereto, and the arbitrator, shall, in its award and as a part thereof, decide by whom and in what proportion the costs of such arbitration shall be borne and paid, and the amount of such costs.

                  Neither party hereto shall have or enforce any right or remedy against the other in respect of any matter herein made the subject of arbitration, until such matter shall have been submitted to and decided by arbitration in the manner above provided, and then only in accordance with such decision in arbitration.

SECTION 10. NOTICES.

                  Until written notice of a different address, all notices which are anywhere in this Lease provided to be given shall be served upon or mailed to Lessee at CityPlace One, Suite 300, St. Louis, Missouri 63141; and to Lessor at P.O. Box 2827, Suite 300, 1035 Third Avenue, Huntington, WV 25727-2827.

SECTION 11. WARRANTY.

                  The Lessor, for itself, its successors and assigns, does hereby covenant and agree with the Lessee, subject to the exceptions and reservations herein set forth, and subject to such limitations, restrictions and defects in Lessor's title to the Leased Premises as were in existence at the time of Lessor's acquisition of title to the various tracts comprising the Leased Premises, that upon the payment of the rentals and royalties and the performance of all and singular the covenants and agreements aforesaid, said Lessee shall and may peaceably and quietly have and enjoy said Leased Premises for and during the term aforesaid, and for the purposes aforesaid, free from any let or hindrance by the Lessor, its successors and assigns. Lessor does not warrant generally its title to the Leased Premises but warrants only that it has done no act to encumber the titles which it acquired to the various tracts comprising the Leased Premises since its acquisition of said tracts. In the event that Lessee did not have the right to mine coal in any part


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

of the Leased Premises because of the rights of a holder of an outstanding superior title antedating Lessor's acquisition of title to the tract or tracts in question, if the Lessee has mined and removed a part or all of the coal therefrom and paid the Lessor therefor on the royalty basis, the Lessor agrees to repay to the Lessee the amount of royalty so paid, without interest, but the Lessor shall not be otherwise liable for any damage to Lessee on account of the mining and removing of said coal by the Lessee.

SECTION 12. SUCCESSORS AND ASSIGNS.

                  All covenants, agreements, and conditions herein set forth to be performed by or on behalf of Lessor or Lessee shall bind their respective successors and assigns, whether so expressed or not, and shall inure to the benefit not only of Lessor and Lessee, but also the benefit of their respective successors and assigns; but this Section 12 shall not be construed as in any way modifying the provisions of Section 7 hereof.

SECTION 13. REMOVAL OF PROPERTY.

                  Lessee may, within six (6) months after the termination of this Lease for any cause or reason, remove from the Leased Premises any and all mobile mining equipment and personal property owned by Lessee, and may remove from any surface owned by Lessor overlying the Leased Premises any and all improvements, buildings, or other structures placed thereon by Lessee during the term hereof.

                  In the event this Lease is terminated for any reason prior to removal of all merchantable and mineable coal, as determined solely by Lessee, and the Lessee fails to remove any of its mobile mining equipment, personal property, improvements, buildings or other structures from the Leased Premises or any surface owned by Lessor overlying the Leased

Premises within six (6) months after such termination, then, at Lessor's option, the same shall thereupon be and become the absolute property of Lessor.

SECTION 14. TRANSPORTATION OF COAL MINED FROM ADJACENT TRACTS.

                  Lessee shall have the right (to the extent of Lessor's ownership), at no charge to Lessee, to transport or to grant to third parties the right to transport free of cost, foreign coal into, over, through, or under the Leased Premises. For purposes of this Section, the term "foreign coal" shall mean any coal other than coal mined from the Leased Premises or any other properties under lease to Lessee from Lessor. Lessee shall also have the right to transport, or grant to third parties the right to transport, coal which is not foreign coal into, over, through, or under the Leased Premises free of any wheelage charge.

SECTION 15. MEMORANDUM OF LEASE.

                  For purposes of recording notice of this Lease, the parties shall execute a Memorandum of Lease in the form attached hereto as Exhibit ____.

                  IN TESTIMONY WHEREOF, the parties hereto have caused this Lease to be executed in their respective names by their respective representatives thereunto duly authorized, all as of the day and year first above written.

                  Executed in duplicate.

                                                     ACIN LLC, "LESSOR"

                                                     By: NRP (Operating) LLC
                                                         Its Sole Member


                                                     By:________________________




                                                     ARK LAND COMPANY, "LESSEE"


                                                     By: _______________________
                                                     Its: ______________________

STATE OF
COUNTY OF ___________________, SS:

         The foregoing instrument was acknowledged before me this _______ day of _______________, 20__, by ___________, President of ________________, general partner of _____________, on behalf of ____________________, a limited partnership.



            Notary Public

                  My commission expires _______________________

(S E A L)

STATE OF
COUNTY OF ___________________, SS:

         The foregoing instrument was acknowledged before me this _______ day of _______________, 20__, by ___________, _______of ARK LAND COMPANY, on behalf of the corporation.



                      Notary Public

                            My Commission expires ___________________________




(S E A L)



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